Exhibit 10(aq)

Form for Awards Beginning in 2010

WESTAR ENERGY

1996 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

RESTRICTED SHARE UNITS AWARD

Name:	«Officer»
Number of Restricted Share Units:	«Number_of_Restricted Share Units»
Grant Date:	[Date]

Westar Energy, Inc. (the “Company”) hereby grants to you «Number_of_Restricted Share Units» Restricted Share Units pursuant to the Company’s 1996 Long-Term Incentive and Share Award Plan (as amended) (the “Plan”), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The terms used in this Award shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the Restricted Share Units granted under this Award.

1.	Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock.

2.	Vesting. The Restricted Share Units covered by this Award shall vest on December 31, 20 if your employment continues uninterrupted through such date.

3.	Dividend Equivalents.

(a)	During the period beginning on the grant date of this Award and ending on the date on which the Restricted Share Units become payable to you pursuant to Section 2 above (the “Restricted Period”), you shall receive, in cash, dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by such Restricted Share Unit; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such dividend equivalents pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)	If during the Restricted Period any shares of the Company’s common stock or other property (other than cash) are distributed to holders of the Company’s common stock in a pro rata distribution other than as a result of a stock split, you shall be entitled to receive the number of shares of the Company’s common stock or the other property that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by the Restricted Share Units.

(c)	If during the Restricted Period any shares of the Company’s common stock are distributed to holders of the Company’s common stock as a result of a stock split, your Award shall be increased by a number of additional Restricted Share Units equal to the number of shares of the Company’s common stock that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by your Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

4.	Payment and Withholding.

(a)	As soon as administratively practicable following, but in no event later than thirty days of, the scheduled vesting date set forth in Section 2 above for the Restricted Share Units, either certificate(s) evidencing the shares of the Company’s common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)	In the case of your death, shares to be delivered or credited pursuant to subsection (a) above following the scheduled vesting date set forth in Section 2 above, shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

(c)	The Company, if required, shall withhold taxes, at a rate not to exceed the minimum statutory rate, on any income realized in connection with the payment of Restricted Share Units or dividend equivalents.

5.	Termination of Employment. Except as provided below in this Section 5 and in Section 6, you shall be eligible for payment of awarded Restricted Share Units only if your employment with the Company continues uninterrupted through the end of the Restricted Period.

(a)

If your employment terminates during the Restricted Period on account of your death or Disability (as defined below), your Award shall be prorated based on the number of days from the grant date to the date of termination of your employment, and the prorated Award shall be paid as provided in Section 4 above.

For purposes of this Award, the term “Disability” means, on a basis of medical evidence, that you are prevented from any comparable employment with the Company.

(b)	If your employment terminates during the Restricted Period on account of your Retirement (as defined below), your Award shall be prorated based on the number of days from the grant date to the date of termination of your employment, and the prorated Award shall be paid as provided in Section 4 above. For purposes of this Award, the term “Retirement” means your cessation of services as an employee of the Company on or after the attainment of 60 years of age and 10 years of “Credited Service” as defined in the Westar Energy, Inc. Retirement Plan.

6.	Change of Control. Notwithstanding anything herein to the contrary, if a “Change in Control,” as defined in the letter change in control agreement between you and the Company dated January 20, 2006, as the same may be amended from time to time (the “Change in Control Agreement”), occurs during the Restricted Period, your Restricted Share Units shall vest on the effective date of such Change in Control, and certificate(s) evidencing the shares of the Company’s common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you; or the consideration to be received upon consummation of the Change in Control shall be paid to you, as soon as administratively practicable following, but in no event later than thirty days of, the effective date of the Change in Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award.

7.	Forfeiture of Restricted Share Units. If your employment terminates for any reason other than those described in Section 5 above during the Restricted Period, all of the Restricted Share Units shall be forfeited, and you shall have no further right to receive any benefits or payments under this Award.

8.	Rights as Shareholder. During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company’s common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 3 above. In addition, if shares of the Company’s common stock are held under a “rabbi trust” (the assets of which are subject to claims of the Company’s creditors in the event of the Company’s insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company’s sole discretion) be given the right during the Restricted Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the Award.

9.	Nontransferability. Except by will or by the laws of descent and distribution, you may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company’s common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 4.

10.	Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

11.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

12.	Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan.

13.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

WESTAR ENERGY, INC.

By:

Name:

Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

AGREED TO:

Name:	«Officer»
Title:	«Position»

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